Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (S-4) and related Prospectus of New Slider Holdco, Inc. for the registration of shares to be offered in exchange for the outstanding common shares of Sysco Corporation and to the incorporation by reference therein of our reports dated August 21, 2025, with respect to the consolidated financial statements of Sysco Corporation, and the effectiveness of internal control over financial reporting of Sysco Corporation, included in its Annual Report (Form 10-K) for the year ended June 28, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

July 1, 2026